Exhibit 99.4

Consent to be Named as a Director

In connection with the filing by VPC Impact Acquisition Holdings (the “Company”) of the Registration Statement on Form S-4, including the proxy statement/prospectus contained therein (the “Registration Statement”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a person anticipated to become a member of the board of directors of the Company effective upon the consummation of the business combination as described therein, which will be renamed Bakkt Holdings, Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: March 25, 2021

/s/ David Clifton
Name: David Clifton